Exhibit 3.1

**BARBARA K. CEGAVSKE**
*Secretary of State*

**KIMBERLEY PERONDI**
*Deputy Secretary for Commercial Recordings*

**STATE OF NEVADA**

**OFFICE OF THE SECRETARY OF STATE**

*Commercial Recordings Division*
*202 N. Carson Street*
*Carson City, NV 89701*
*Telephone (775) 684-5708*
*Fax (775) 684-7138*

*North Las Vegas City Hall*
*2250 Las Vegas Blvd North, Suite 400*
*North Las Vegas, NV 89030*
*Telephone (702) 486-2880*
*Fax (702) 486-2888*

## Business Entity - Filing Acknowledgement

03/28/2022

**Work Order Item Number:** W2022032800906-2011601
**Filing Number:** 20222203672
**Filing Type:** Certificate of Designation
**Filing Date/Time:** 3/25/2022 4:36:00 PM
**Filing Page(s):** 4

**Indexed Entity Information:**

**Entity ID:** E0515682011-9

**Entity Name:** GENIUS BRANDS INTERNATIONAL, INC.

**Entity Status:** Active

**Expiration Date:** None

Commercial Registered Agent
PARACORP INCORPORATED
318 N CARSON ST #208, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

**Commercial Recording Division**
202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0515682011 - 9 Filing Number 20222203672 Filed On 3/25/2022 4:36:00 PM Number of Pages 4

CERTIFICATE OF DESIGNATIONS

OF

SERIES B PREFERRED STOCK

OF

GENIUS BRANDS INTERNATIONAL, INC.

I, Michael Jaffa, hereby certify that I am the Chief Operating Officer & General Counsel of Genius Brands International, Inc. (the “Company”), a corporation incorporated and existing under Chapter 78 of the Nevada Revised Statues (the “Nevada General Company Law” or the “NGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company's Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on March 25, 2022 adopted the following resolutions creating a series of shares of Preferred Stock designated as Series B Preferred Stock, none of which shares have been issued:

RESOLVED, that a series of shares of Preferred Stock designated as the Series B Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Articles of Incorporation and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SERIES B PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series B Preferred Stock and the number of shares so designated shall be one (1). The sole outstanding share of Series B Preferred Stock shall have a par value of

$0.001 per share.

Section 2. Dividends. The holder of record of the share of Series B Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a)               The holder of record of the share of Series B Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b)               With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.001 per share, are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of Series B Preferred Stock shall vote together with the holders of such common stock as a single class except as otherwise required under applicable law, and the holder of the share of Series B Preferred Stock shall be entitled to cast on such matter a number of votes equal to the number votes attaching to such shares as provided in the share provisions in respect of Exchangeable Shares (the “Exchangeable Shares”) of 1326919 B.C. Ltd., n/k/a Wow Exchange Co Inc., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the share of Series B Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”) to be entered into among the Company, Exchangeco and the trustee thereunder (the “Trustee”).

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Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of Series B Preferred Stock shall rank senior to the Common Stock of the Company, and junior to all classes or series of Preferred Stock of the Company, and shall be entitled to receive, prior to such shares of Common Stock, an amount equal to $1.00.

Section 5. Other Provisions.

(a)               The holder of record of the share of Series B Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b)                The Trustee shall exercise the voting rights attached to the share of Series B Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the share of Series B Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c)                  At such time as the share of Series B Preferred Stock has no votes attached to it, Series B Preferred Stock shall be automatically cancelled.

(d)                The effective date of this Certificate of Designations shall be March 25, 2022.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series B Preferred Stock of Genius Brands International, Inc. to be signed by its Chief Operating Officer and General Counsel on this 25 day of March, 2022.

GENIUS BRANDS INTERNATIONAL, INC.

/s/ Michael Jaffa
Name: Michael Jaffa
Title: Chief Operating Officer

Signature Page to Certificate of Designations of Series B Preferred Stock of Genius Brands International, Inc.

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